Exhibit 99.1

Media Contact:	Investor Contact:
Rolf Gatlin	Jake Lee
Office: 214-665-1315	Office: 214-757-5814
Email: rgatlin@attnews.us	Email: jacob.a.lee@att.com
AT&T Inc. Announces Pricing Terms of Exchange Offer
Dallas, Tex. — August 17, 2010 — AT&T Inc. (NYSE: T) today announced the pricing terms of its private offer to exchange (i) any and all of the outstanding 8.750% Senior Notes of New Cingular Wireless Services, Inc. due 2031 (the “8.750% Notes”) and (ii) subject to proration, the outstanding 8.00% Senior Notes of AT&T Corp. due 2031 (the “8.00% Notes” and, together with the 8.750% Notes, the “Existing Notes”) held by Eligible Holders (as defined below) for a new series of 5.35% senior notes of AT&T to be due 2040 (the “New Notes”) and cash (the “Exchange Offer”).
     The Total Exchange Price for each $1,000 principal amount of 8.750% Notes tendered (and not validly withdrawn) and accepted by AT&T, using an exchange offer yield of 5.114%, will be $1,458.44, consisting of $1,231.77 principal amount of New Notes, as priced below, and $229.22 in cash. The Total Exchange Price for each $1,000 principal amount of 8.00% Notes tendered (and not validly withdrawn) and accepted by AT&T, using an exchange offer yield of 5.139%, will be $1,366.75, consisting of $1,185.83 principal amount of New Notes, as priced below, and $183.38 in cash. Eligible Holders who tender their Existing Notes after 5:00 p.m., New York City time, on August 17, 2010 (the “Early Participation Date”), will receive, for each $1,000 principal amount of such Existing Notes tendered, the applicable Total Exchange Price less the Early Participation Payment of $30.00 as specified in the Offering Memorandum, dated August 4, 2010 (the “Offering Memorandum”), and the related letter of transmittal. Tendered Existing Notes will be subject to the acceptance priority levels set forth in the Offering Memorandum.
     The interest rate on the New Notes will be 5.35%. The yield on the New Notes will be 5.364% and the New Issue Price of the New Notes will be $997.93, which has been determined by reference to the bid-side yield on the designated benchmark security as of the Pricing Time, which was 3.764%. For each $1,000 principal amount of 8.750% Notes tendered (and not validly withdrawn) and accepted by AT&T, Eligible Holders of such notes will receive a cash payment of $0.24, for accrued and unpaid interest on the 8.750% Notes up to but not including the settlement date as well as a cash payment for amounts due in lieu of fractional amounts of New Notes. For each $1,000 principal amount of 8.00% Notes tendered (and not validly withdrawn) and accepted by AT&T, Eligible Holders of such notes will receive a cash payment of

$23.78, for accrued and unpaid interest on the 8.00% Notes up to but not including the settlement date as well as a cash payment for amounts due in lieu of fractional amounts of New Notes.
     The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in the Offering Memorandum and the related letter of transmittal. Unless indicated otherwise, defined terms herein shall have the same meaning as those in the Offering Memorandum. The Exchange Offer is only made, and copies of the offering documents will only be made available, to a holder of the Existing Notes who has certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).
     The New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
     This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
     Documents relating to the Exchange Offer will only be distributed to holders of Existing Notes who complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of Existing Notes who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the information agent for the Exchange Offer, at (866) 387-1500 (toll-free) or (212) 430-3774 (collect).
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